Exhibit 10.4

PROMISSORY NOTE AGREEMENT
PROMISSORY NOTE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the "Note"), dated as of June 30, 2016, by and among Bucha, Inc., a Washington corporation ("Bucha"), NABC, Inc., a Colorado Corporation ("NABC") and NABC Properties, LLC, a Colorado limited liability company ("NABC Properties" and together with Bucha and NABC, collectively, the "Borrower"),  the lenders party hereto (the "Lenders") and Daniel M. Carney, as agent for the Lenders (in such capacity, the "Agent").
RECITALS
WHEREAS, reference is made to that certain Asset Purchase Agreement (the "APA") entered into as of May 20, 2016 (the "Effective  Date"), by and among NEW AGE BEVERAGES, L.L.C., a Colorado limited liability company ("NAB"), NEW AGE PROPERTIES, LLC, a Colorado limited liability company ("NAP"), and XING BEVERAGE, LLC, a Colorado limited liability company ("Xing" and together with NAP and NAB, the "Sellers"), and Borrower, as buyer.
WHEREAS, in accordance with Section 2.1(c) of the APA the Borrower is obligated to enter into this Note as of the Closing Date (as defined in the APA).
NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:
AGREEMENT
1.            Definitions.  The following terms have the meanings set forth below:
"Agent" has the meaning set forth in the Preable hereto.
"APA" has the meaning set forth in the Recitals hereto.
"Asset Sale" means the sale, transfer, lease or other disposition (by way of merger, casualty, condemnation or otherwise) by Borrower to any Person of any assets of Borrower other than sales in the ordinary course of business.
"Bankruptcy Code" means title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect or any successive statutes.
"Borrower" has the meaning set forth in the Preamble hereto.

Exhibit 10.4 -- Page 1

"Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
"Closing Date" means June 30, 2016.
"Collateral" means all of Borrower's right, title and interest in, to and under all personal property and fixtures, whether now owned by or owing to, or hereafter acquired by or arising in favor of Borrower, and whether owned or consigned by or to, or leased from or to, Borrower, and regardless of where located, including (a) all Accounts, (b) all Chattel Paper, (c) all Copyrights, Patents and Trademarks, (d) all Documents, (e) all Equipment, (f) all Fixtures, (g) all General Intangibles, (h) all Goods, (i) all Instruments, (j) all Inventory, (k) all Investment Property, (l) all cash or cash equivalents, (m) all letters of credit, Letter-of-Credit Rights and Supporting Obligations, (n) all Deposit Accounts with any bank or other financial institution, (o) all Commercial Tort Claims, (p) any other contract rights or rights to the payment of money, and (q) all accessions to, substitutions for and replacements, proceeds, insurance proceeds, refunds of any nature (including any and all income tax refunds), and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; provided, however, that Collateral shall not include any Excluded Collateral.  "Account", "Chattel Paper", "Commercial Tort Claim", "Deposit Account", "Document", "Equipment", "Fixture", "General Intangible", "Goods", "Instrument", "Inventory", "Investment Property", "Letter-of-Credit Right", and "Support Obligations" shall have the meaning set forth in Article 9 of the Uniform Commercial Code.
 "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
"Event of Default" has the meaning set forth in Paragraph 10 hereto.
"GAAP" means generally accepted accounting principles in the United States as in effect from time to time, consistently applied throughout the period to which reference is made.

Exhibit 10.4 -- Page 2

 "Indebtedness" means, with respect to any person, without duplication, the following:  (a) all Indebtedness of such person for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services other than accounts payable and accrued liabilities that would be classified as current liabilities under GAAP which payables and expenses are incurred in respect of property or services purchased in the ordinary course of business, (c) all obligations of such person evidenced by notes, bonds, debentures or similar borrowing or securities instruments, (d) all obligations of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (e) all obligations of such person as lessee under Capital Leases, (f) all obligations of such person in respect of banker's acceptances and letters of credit, (g) all obligations of such person secured by Liens on the assets and property of such person, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock or other ownership or profit interest in such person or any other person or any warrants, rights or options to acquire such capital stock, (i) all obligations of such person in respect of any guaranty by such person of any obligation of another person of the type described in clauses (i) through (h) of this definition, and (j) all obligations of another person of the type described in clauses (a) through (i) secured by a Lien on the property or assets of such person (whether or not such person is otherwise liable for such obligations of such other person).
"Interest Period" means consecutive one-month periods, beginning on February 1, 2017 and ending on the Maturity Date; provided that:  (a) any Interest Period that would otherwise end on a day that is not a business day shall, subject to the provisions of clause (c) below, be extended to the next succeeding business day unless such business day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding business day; (b) any Interest Period that begins on the last business day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last business day of a calendar month; (c) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date; and (d) except as otherwise provided under clause (a), (b), or (c) above, no Interest Period shall have a duration of less than one month and if any applicable Interest Period would be for a shorter period, such Interest Period shall not be available hereunder.
"Interest Rate" has the meaning set forth in Paragraph 5 hereto.
"Lenders" has the meaning set forth in the Preamble hereto.
"Lender Indemnified Persons" has the meaning set forth in Paragraph 16(b) hereto.

Exhibit 10.4 -- Page 3

"Lien" means any encumbrance, mortgage, pledge, hypothecation, charge, assignment, lien, restriction or other security interest of any kind securing any obligation of any Person.
"Loans" has the meaning set forth in Paragraph 2(a) hereto.
"Loan Documents" means any of this Note, the Security Documents and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of the Agent or Lender in connection herewith.
"Maturity Date" means June __, 2017.
"Net Cash Proceeds" means, with respect to any Prepayment Event, the cash proceeds thereof (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of, in each case, to the extent incurred or payable in connection therewith (a) reasonable and customary fees, costs, expenses and commissions and taxes; and (b) with respect to any asset sale, (i) amounts provided as a reserve or in escrow against any liabilities under any indemnification obligations or purchase price adjustment associated with such asset sale (provided that, to the extent and at the time any such amounts are released from such reserve or escrow, such amounts shall constitute Net Cash Proceeds) and (ii) the principal amount of any Indebtedness which is secured by Liens on the asset sold in such asset sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset).
"Permitted Indebtedness" means (a) any Indebtedness owing to the Agent or Lenders under this Note or the other Loan Documents; (b) Indebtedness listed on Schedule II hereto; (c) Indebtedness in respect of capital expenditures, including Capital Leases and purchase money Indebtedness, in an amount not to exceed $1,000,000.00 in the aggregate during such fiscal year; (d) Indebtedness in respect of taxes or other governmental charges contested in good faith by appropriate proceedings and for which the Borrower have made appropriate reserves; (e) Indebtedness in respect of accounts payable relating to property or services contested in good faith by appropriate proceedings and for which the Borrower have made appropriate reserves; or (f) Indebtedness not to exceed $250,000 solely to pay fees and expenses related to the operation of its business, or in connection with the registration of securities or a stock exchange uplist.

Exhibit 10.4 -- Page 4

"Permitted Liens" means (a) Liens granted to the Agent, for itself and for the benefit of the Lenders, securing the Borrower's obligations under this Note and the other Loan Documents, (b) Liens securing taxes or other governmental charges not yet due or due but contested in good faith by appropriate proceedings and for which the Borrower have made appropriate reserves (so long as the holder of any such Lien is not taking any active steps to enforce or foreclose on such Lien), (c) deposits or pledges made in connection with social security obligations, (d) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar statutory Liens arising in the ordinary course of a Borrower's business, less than 120 days old as to obligations not yet due or due but contested in good faith by appropriate proceedings and for which the Borrower have made appropriate reserves (so long as the holder of any such Lien is not taking any active steps to enforce or foreclose on such Lien), (e) easements, rights of way, zoning restrictions and similar minor Liens, and (f) Liens securing Capital Leases and purchase money Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness.
"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, other legal entities and governmental bodies.
"Prepayment Event" means any (a) any Asset Sale, (b) receipt of any Insurance Proceeds, (c) debt issuance (other than Permitted Indebtedness), or (d) equity issuance in excess of $250,000 in the aggregate, in each case, by Borrower following the Closing Date.
"Security Documents" means any documents evidencing or creating the security interest granted hereby.
"Sellers" has the meaning set forth in the Recitals hereto.
 "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of Washington or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.  All references in this Note to the provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

Exhibit 10.4 -- Page 5

2.            Loans.
(a)            Loan.  On the Closing Date, the Borrower shall be deemed to have incurred a loan (the "Loan") to each of the Lenders in the respective amount set forth on Schedule I hereto in the aggregate principal amount of $4,500,000.00.  Any principal amount of the Loan subsequently repaid or prepaid may not be reborrowed.  Upon the Closing Date, each Borrower shall be indebted to the Lenders for the full principal amount of the Loan, plus all interest, fees and expenses accrued thereon and incurred in connection therewith payable in accordance with the terms and conditions set forth herein.
3.            Borrowing Mechanics; Conditions to each Loan and Manner of Payment.
(a)            Manner of Payment.  All payments of amounts due under this Note shall be made to the Agent not later than 4:00 p.m. New York City time on the day when due by wire transfer of immediately available funds in accordance with the wire transfer instructions for the Agent delivered in writing to the Borrower.  Whenever any payment hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.
4.            Payment of Principal.
(a)            Maturity Date.  Unless due earlier due to the occurrence of an Event of Default or pursuant to the provisions of Paragraphs 4(b) below, the outstanding principal amount of the Loans shall be payable in full on the Maturity Date.
(b)            Optional Prepayment and Mandatory Prepayment.
(i)            The Borrower may, upon at least one (1) business day's notice to the Agent, prepay the Loans in part or in full at any time and from time to time without penalty.
(ii)            Not later than one (1) Business Day following any Prepayment Event, Borrower shall apply 100% of the Net Cash Proceeds in respect thereof to prepay the Loans.  Borrower shall deliver to Lender concurrently with such prepayment a certificate signed by a financial officer of Borrower, setting forth in reasonable detail the calculation of such Net Cash Proceeds.  Mandatory prepayments of the Loans under this Agreement shall be applied first to accrued and unpaid interest and then to the principal of the Loans.

Exhibit 10.4 -- Page 6

5.            Payment of Interest and Fees.
(a)            Interest.  The interest rate shall be 1.00% per annum (the "Interest Rate").  Each Loan shall bear interest on the unpaid principal amount thereof from January 1, 2017 through the date of repayment of such Loan (whether at maturity, by acceleration or otherwise) as a rate per annum equal to the Interest Rate.  Interest on the outstanding principal amount of this Note shall be due and payable in arrears on (i) the first day of each Interest Period beginning February 1, 2017 and (ii) at maturity, including on the Maturity Date.  Interest hereunder shall be calculated on the basis of a 360-day year and the actual number of days elapsed.
6.            [Reserved].
7.            [Reserved].
8.            Obligations Secured.
(a)            The parties acknowledge that the Borrower's Indebtedness, obligations and liabilities under this Agreement (the "Obligations") are secured by a second priority perfected security interests in and liens on the Collateral.
(b)            Pledge; Grant of Security Interest.  As security for the due and punctual and unconditional payment and performance of the Obligations, the Borrower hereby pledges, assigns, transfers and grants to the Agent a security interest in and second Lien on and to the Collateral.  The Collateral shall secure the repayment of and performance of the Obligations and any and all other liabilities and obligations of every name and nature whatsoever of the Borrower to the Lenders under this Agreement, the other Loan Documents and/or any other agreement or instrument executed and delivered pursuant thereto whether such liabilities and obligations be direct or indirect, absolute or contingent, secured or unsecured, now existing or hereafter arising or acquired, due or to become due, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.
(c)            Financing Statements.  Borrower hereby authorizes Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral.

Exhibit 10.4 -- Page 7

(d)            Lender Appointed Attorney-in-Fact.  Borrower hereby appoints Lender as Borrower's attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise, from time to time in Lender's reasonable discretion upon the occurrence and during the continuation of an Event of Default to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including to receive, endorse, and collect all instruments made payable to Borrower representing any dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.
9.            [Reserved].
10.            Event of Default.  In the event:
(a)            that the Borrower fail to pay the principal of or interest on this Note when due under this Note;
(b)            that the  Borrower shall fail to comply with any other covenant contained in this Note and such failure continues uncured for a period of thirty (30) days;
(c)            that there exists an Event of Default (as defined in any Security Document);
(d)            (i) of the failure of any Borrower to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than the items identified in clauses (d) and (e) of the definition of Permitted Indebtedness), in an individual principal amount of $300,000 or more or with an aggregate principal amount of $5,000,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) of the breach or default by any Borrower with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (e)(i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item of Indebtedness, in each case (x) not waived by the applicable holder or holders of such Indebtedness and (y) beyond the grace period, if any, provided therefor, if as a result of such breach or default, (1) the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders), declares an "event of default" with respect to such Indebtedness or agreement, (2) such "event of default" continues to exist, and (3) such Indebtedness becomes due and payable (or redeemable) prior to its stated maturity;

Exhibit 10.4 -- Page 8

(e)            (i) either this Note or any of the Security Documents shall cease to be in full force and effect or shall be declared null and void, (ii) the Agent shall not have or shall cease to have a valid and perfected second lien, pledge, security interest or claim on any collateral purported to be covered by such Security Document with the priority required by such Security Document, (iii) any Borrower shall contest the validity or enforceability of any of this Note or any Security Document, or (iv) any Borrower shall repudiate its obligations under this Note or any Security Document;
(f)            that any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $250,000 or (ii) in the aggregate at any time an amount in excess of $750,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Borrower or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days (or in any event later than 5 days prior to the date of any proposed sale thereunder); or
(g)            of the voluntary or involuntary bankruptcy, receivership, liquidation, insolvency, reorganization, arrangement, assignment for the benefit of creditors or similar proceedings (or upon filing of a petition or notice therefor) involving or affecting any Borrower
(any such event set forth in clauses (a), (b), (c), (d), (e), (f), (g) or (h) above being, an "Event of Default"), then the Agent may, at its option:
(i)            with respect to clauses (a) through (g), accelerate the maturity of this Note and declare this Note to be due and payable in full, whereupon the entire balance of this Note, including accrued and unpaid interest hereon (including any interest fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued, whether or not a claim is allowed for such interest, fees or expenses in any bankruptcy proceeding), shall forthwith mature and become due and payable; provided, however, that upon the occurrence of any event in (h) above, this Note shall automatically, and without any notice, be accelerated and the entire principal hereof and all other amounts hereunder shall become immediately due and payable;
(ii)            exercise all rights and remedies in respect of the Collateral (as defined in the Security Documents) available to a secured party holding a second lien under the UCC (whether or not the UCC applies to the affected Collateral), by law or otherwise; and
(iii)            exercise any and all other rights and remedies it may have under other agreements and under applicable law.

Exhibit 10.4 -- Page 9

11.            Additional Terms.  Each Borrower hereby (a) agrees to pay all costs of collection, including without limitation, reasonable attorneys' fees, if the principal of or interest on this Note is not paid in full upon demand, (b) waives presentment for payment, protest and demand, notice of non-payment, notice of protest, demand, dishonor, non-payment, default, acceleration, intent to accelerate, diligence in collecting this Note and all other presentments, notices, demands and acts that otherwise might condition or restrict a right to immediate payment of this Note upon demand, (c) shall make all payments hereunder immediately upon demand without any set-off, counterclaim, defenses, withholding (for taxes or otherwise), or reduction of any kind, and (d) agrees that the Agent, at its sole option, may apply any amounts otherwise due to the Borrower by the Agent or the Lenders to the payment of this Note.
12.            [Reserved].
13.            [Reserved].
14.            Affirmative Covenants.  Borrower covenants and agrees that until payment in full of all obligations under this Note, the Borrower shall perform all the following covenants:
(a)            Legal Existence.  Maintain its corporate/legal existence and business, maintain its assets in good operating conditions and repair (subject to ordinary wear and tear), keep its business and assets adequately insured, maintain its chief executive office in the United States, continue to engage in the same lines of business, and comply in all material respects with all legal regulations, including, without limitation, ERISA and environmental laws.
(b)            Notice of Defaults.  The Borrower shall notify the Agent and Lenders promptly in writing (i) of the occurrence of any Default or Event of Default, (ii) of its obtaining knowledge of any noncompliance with ERISA or any environmental law or proceeding in respect thereof which could have a material adverse effect on such person, (iii) of any change of address of any Borrower, (iv) of any Borrower's obtaining knowledge of any threatened or pending litigation or similar proceeding affecting it involving claims in excess of $100,000 in the aggregate or any material change in any such litigation or proceeding previously reported and (v) of any Borrower's obtaining knowledge of claims in excess of $100,000 in the aggregate against any of its assets or properties encumbered in favor of the Agent for itself and for the benefit of the Lenders.
(c)            Cooperation.  Borrower shall cooperate with the Agent, take such action, execute such documents, and provide such information as the Agent may from time to time reasonably request in order further to effect the transactions contemplated by and the purposes of the Loan Documents.

Exhibit 10.4 -- Page 10

(d)            Taxes.  Borrower shall pay when due (including any extension thereof) all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a Lien upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if the Agent is notified in advance of such contest and if the Borrower establish an adequate reserve or other appropriate provision required by GAAP.
(e)            Further Assurances.  Borrower shall promptly, upon request by the Agent, correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation of the Loan Document.  Promptly upon request by the Agent, the Borrower shall execute, acknowledge, deliver, record, file and register, any and all such further acts, deeds, conveyances, documents, security agreements, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations, notices of assignment, transfers, certificates, assurances and other instruments as the Agent or the Lenders may require from time to time in order to carry out more effectively the purposes of each Loan Document.
15.            Certain Negative Covenants.  Until payment in full of all obligations under this Note, each Borrower will not:
(a)            Indebtedness. Incur or create any Indebtedness other than Permitted Indebtedness;
(b)            Liens.  Mortgage, assign, pledge, transfer or otherwise permit any Lien other than Permitted Liens.
(c)            Merger; Disposition of Assets.  (a) Change its corporate structure from its current corporate structure; (b) merge or consolidate with any entity; (c) amend or change its articles of incorporation, articles of organization or code of regulations/bylaws or operating agreement in a manner materially adverse to the Lenders or Agent; or (d) sell, lease, transfer or otherwise dispose of, or grant any Person an option to acquire, or sell and leaseback, all or any substantial portion of its assets, whether now owned or hereafter acquired (other than (i) sales of inventory (or other assets) in the ordinary course of business and (ii) disposals of obsolete, worn out or surplus property).

Exhibit 10.4 -- Page 11

16.            Taxes; Withholding, etc.
(a)            Payments to Be Free and Clear.  All sums payable by the Borrower under this Note shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any tax imposed, levied, collected, withheld or assessed by or within any governmental authority.
(b)            Withholding of Taxes.  If any Borrower is required by law to make any deduction or withholding on account of any tax from any sum paid or payable by such Borrower to the Agent or Lenders under this Note, (i) such Borrower shall notify the Agent of any such requirement or any change in any such requirement as soon as such Borrower becomes aware of it, (ii) such Borrower shall pay any such tax before the date on which penalties attach thereto, such payment to be made for its own account, and (iii) the sum payable by the Agent or the Lenders in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Agent and Lenders receive on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made.
17.            Expenses; Indemnification.
(a)            Expenses.  The Borrower agree to promptly pay after the occurrence of a Default, all costs and expenses, including reasonable attorneys' fees and costs of settlement, incurred by the Agent and Lenders in enforcing any obligations under this Note or in collecting any payments due from the Borrower under this Note by reason of such Default or in connection with any refinancing or restructuring of this Note provided hereunder in the nature of a "work‑out" or pursuant to any insolvency or bankruptcy cases or proceedings.
(b)            Indemnification.  The Borrower shall indemnify the Agent and Lenders and their respective affiliates, shareholders, partners, managers, members, directors, officers, employees, agents and affiliates (collectively, the "Lender Indemnified Persons") against and hold each Lender Indemnified Person harmless from any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses) that the Lender Indemnified Persons may suffer or become subject to arising out of or in connection with this Note, the use of proceeds hereof or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Lender Indemnified Person is a party thereto.  No Lender Indemnified Person shall be liable for any indirect or consequential damages in connection with its obligations hereunder or its activities related to this Note.
18.            [Reserved].
19.            [Reserved].

Exhibit 10.4 -- Page 12

20.            Miscellaneous.
(a)            Notices.  Except as otherwise expressly provided herein, all notices and other communications made or required to be given pursuant to this Note shall be made in writing and delivered personally, by overnight courier or by registered mail to the parties at the following address or sent by facsimile, with confirmation received, to the facsimile number specified below (or at such other address or facsimile number as will be specified by a party by like notice given at least five calendar days prior thereto).  All notices, requests, demands and other communications will be deemed delivered when actually received.
If to the Borrower, at:

Bucha, Inc.
Attn: Brent Willis
1700 E. 68th Avenue
Denver, Colorado 90229
E-mail: brent@mybucha.com

With a copy to:

Bart and Associates, LLC
Attn: Ken Bart
8400 East Prentice Avenue
Suite 1500
Greenwood Village, CO 80111
Telephone: (720) 226-7511
Facsimile: (720) 528-7765
E-mail: kbart@kennethbartesq.com

If to the Agent or the Lenders, at:

Daniel M. Carney
400 North Woodlawn
Suite 210
Wichita, KS 67208
Telephone: (316) 686-7314
E-mail: dmc@ecarn.com

with a copy to:

Haynes and Boone LLP
180 Broadway
Denver, CO 80202
Telephone (212) 835-4898
Facsimile: (303) 382-6201
Attn: Keith N. Sambur, Esq.

Exhibit 10.4 -- Page 13

(b)            Counterparts.  This Note may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.
(c)            Amendments.  This Note may not be amended, modified or waived except by an instrument in writing signed on behalf of each of the parties hereto.
(d)            Governing Law.  This Note will be governed by, and construed in accordance with, the laws of the state of Colorado applicable to contracts executed in and to be performed entirely within such jurisdiction, without reference to conflicts of laws provisions.
(e)            Entire Agreement.  This Note and the Security Documents contain and constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.
(f)            Severability.  If any term or other provision of this Note is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Note will nevertheless remain in full force and effect.
(g)            No Third-Party Rights.  This Note is not intended, and will not be construed, to create any rights in any parties other than the Borrower, the Agent and the Lenders, and no person or entity may assert any rights as third-party beneficiary hereunder.
(h)            Submission to Jurisdiction.  Each of the Borrower, the Agent and the Lenders hereby (i) agrees that any action, suit or proceeding with respect to this Note may be brought in the courts of the State of Colorado or of the United States of America for the District of Colorado, (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts, (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action, suit or proceeding in those jurisdictions, and (iv) irrevocably consents to the service of process of any of the courts referred to above in any action, suit or proceeding by the mailing of copies of the process to the parties hereto as provided in Paragraph 19(a) above.
(i)            Waiver of Jury Trial.  EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS NOTE AND AGREES THAT ANY ACTION, SUIT OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Exhibit 10.4 -- Page 14

(j)            Ambiguities.  This Note was negotiated between legal counsel for the parties and any ambiguity in this Note will not be construed against the party who drafted this Note.
(k)            No Waiver; Remedies.  No failure or delay by any party in exercising any right, power or privilege under this Note will operate as a waiver of the right, power or privilege.  A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.
(l)            Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Lenders and each of their respective affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Note or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Note or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lenders or their respective Affiliates may have.  The Lenders agree to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
(m)            The indebtedness evidenced by this instrument and the rights of the holder hereof are subordinated to the rights of U.S. Bank National Association under the terms of a Subordination Agreement dated June 30, 2016.
 [signature page follows on next page]

Exhibit 10.4 -- Page 15

BORROWER:	BUCHA, INC.

By:
Name:
Title:

NABC, INC.

By:
Name:
Title

NABC PROPERTIES, LLC

By:
Name:
Title:

[Signature Page to Promissory Note]

Exhibit 10.4 -- Page 16

AGENT:	Daniel M. Carney

/s/ Daniel M. Carney
Name: Daniel M. Carney

LENDERS:	Daniel M. Carney

/s/ Daniel M. Carney
Name: Daniel M. Carney

Gayla W. Carney

/s/ Gayla W. Carney
Name: Gayla W. Carney

[Signature Page to Promissory Note]

Exhibit 10.4 -- Page 17

SCHEDULE I
LENDERS' LOANS

Lenders	LOAN AMOUNT
Daniel M. Carney	$2,250,000.00
Gayla W. Carney	$2,250,000.00
TOTAL	$4,500,000.00

Exhibit 10.4 -- Page 18

SCHEDULE II
PERMITTED INDEBTEDNESS

Creditor	Date	Amount

U.S. Bank	June 30, 2016

Exhibit 10.4 -- Page 19